Exhibit 4.1

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK OF
MARIN SOFTWARE INCORPORATED

Marin Software Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate”), and pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation (the “Board of Directors”) adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate and the Bylaws of the Corporation (the “Bylaws”), and in accordance with Section 151 of the DGCL, there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation authorized, unissued and undesignated, one (1) share of Series A Preferred Stock, par value $0.001 per share, which share shall be uncertificated and shall have the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof:

1.
Voting. Except as provided in this Section (1) or as required by applicable law, the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter. At any meeting of stockholders at which (a) a proposal to sell, lease or exchange all or substantially all of the Corporation’s assets is submitted to a vote of the holders of common stock, par value $0.001 per share (“Common Stock”), of the Corporation (a “Sale Proposal”); (b) a proposal for the liquidation, dissolution or winding up of the Corporation (and any related plan of liquidation, dissolution and winding up (a “Dissolution Proposal”); or (c) any proposal related to or in furtherance of a Sale Proposal or a Dissolution Proposal (as determined in good faith by the Board of Directors), (any of the forgoing matters, including a Sale Proposal or a Dissolution Proposal but excluding a proposal to elect or remove directors, a “Proposal”), is submitted to a vote of the holders of Common Stock, if the number of shares of Common Stock, present in person or by proxy and entitled to vote on a Proposal at such meeting that voted “for” such Proposal is greater than the number of shares of Common Stock present in person or by proxy and entitled to vote thereon that voted “against” or “abstain” on such Proposal, then the Series A Preferred Stock shall entitle the holder thereof, as such, to (i) vote together with the holders of Common Stock (and any other class or series of capital stock of the Corporation entitled to vote thereon together with the Common Stock), as a single class, on such Proposal, and (ii) cast a number of votes, in person or by proxy, on such Proposal equal to the number of shares of Common Stock outstanding on the record date for determining stockholders entitled to vote on such Proposal (such number of votes, the “Votes”); provided, however, that, notwithstanding anything to the contrary herein, for purposes of determining the existence of a quorum at any such meeting, the Series A Preferred Stock shall be deemed to entitle the holder thereof, as such, to have the voting power that is equal to the Votes.

2.
Ranking. The Series A Preferred Stock shall, with respect to rights upon a liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock and any other class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such series ranks junior to the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (ii) on parity with any class or series of capital stock that the Corporation may establish in the future the terms of which specifically provide that such class or series ranks on parity with the Series A Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) junior to any other class or series of capital stock established by the Corporation in the future, the terms which specifically provide that such class or series ranks senior to the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

3.
Dividends and Liquidating Distributions. No dividends shall be paid on the Series A Preferred Stock. Subject to the prior rights of any other class or series of capital stock of the Corporation, upon a liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall entitle the holder thereof, as such, to $0.01 (payable out of funds legally available therefor) before any distribution or payment shall be made to the holders of Common Stock. Solely for purposes of this Section 3, neither the sale, lease or exchange of all or substantially all of the assets of the Corporation, nor the merger, consolidation, statutory conversion or statutory domestication of the Corporation with or to any other entity, shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

4.
Redemption. The Series A Preferred Stock may be redeemed at any time at the option of the Board of Directors (in its sole discretion) for $0.01, payable in cash and only out of funds legally available therefor.

5.
Transfer Restriction. The holder of the Series A Preferred Stock shall not, directly or indirectly, transfer such share or any interest in such share (by sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, bequest, devise or descent, by operation of law or by any other transfer or disposition of any kind, including to any receivers, creditors, trustees in bankruptcy or other insolvency proceeding) to any other person or entity without the prior consent of the Board of Directors; provided that this sentence shall not prohibit the grant or delivery of a proxy to any person designated or appointed by the Corporation to act on behalf of the holders of the Corporation’s capital stock who have so granted a proxy in connection with any meeting at which a Proposal is submitted to stockholders or any adjournment or postponement thereof. A purported transfer in violation of this paragraph shall be null and void ab initio. The notice required by Section 151(f) of the Delaware General Corporation Law, shall contain a conspicuous legend of the restriction contemplated by this paragraph.

6.
Amendments. In addition to any vote required by law or provided by the Certificate, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Series A Preferred Stock, voting as a separate class.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the undersigned duly authorized officer thereof as of the 25 day of April, 2025.

MARIN SOFTWARE INCORPORATED

By: /s/ Christopher Lien

Name: Christopher Lien

Title: Chief Executive Officer